EXHIBIT 21

                                  Anicom, Inc.
                              List of Subsidiaries



As of March 14, 1997, Anicom, Inc. had the following wholly-owned subsidiaries:

1.       Morgan Hill Supply Company, Inc.

2.       Northern Wire & Cable, Inc.

3.       Northern Connectivity Corp.

4.       Anicom-Norfolk, Inc.

5.       Anicom-Carolina, Inc.

6.       Anicom-Louisiana, Inc.



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